EXHIBIT 10 (iii)


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

     Letter of January 16, 1998 from the Societe de Developpement Industriel du Quebec, known in English (but no longer used) as the Quebec
       Industrial Development Society (QIDC), a corporation wholly-owned by the Government of Quebec.

(Hereinafter, the Societe de developpement industriel du Quebec will be referred to as QIDC)

CONFIDENTIAL                                                    January 16, 1998

Mr. Terence Byrne
President
3143619 Canada Inc.
740 St. Maurice
Suite 201
Montreal, Quebec
H3C 1L5

Subject:    Offer of a loan guarantee
            File: 49067

Dear Sir:

      It is our pleasure to inform you that the QIDC has authorized a loan guarantee in an amount up to $937,000 in favour of your company under the Regulations of the Programme d'aide au financement des entreprises (*Assistance Program for Financing of Enterprises) so as to finance refundable (*tax) credits for scientific research and experimental development.

      Accordingly, you will find attached two copies of an offer of a guarantee which defines the terms and conditions. To accept this offer, you must return to us, prior to February 16, 1998, one copy of said offer duly signed (*and) each page should bear the initials of all of the signatories.

      This must be accompanied by a certified copy of a resolution of your enterprise (*company) authorizing a representative to accept the offer and to sign all documents required to make it effective. To this end, we attach a draft resolution which should be adopted by your enterprise.

      In addition, you should include a cheque in the amount of $29,417.58 (*Canadian $) representing the payment of the guarantee fees ($18,740), of the commitment commission ($9,370), of the Federal Goods and Services Tax (*refundable sales tax) ($655.90) and the Quebec Sales Tax (*refundable sales tax) ($651.68)


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Certain  annotations  and  explanations  may have been  added by  management  to enhance clarity. See asterisks for such additions. Some punctuation may have been modified in recognition of certain differences between French and English grammar.

      Also, you should enclose the duly signed annexes entitled "Autorisation d'echange des renseignements avec Revenu Quebec" (*Authorization to Exchange Information with Revenue Quebec - a document required by Quebec law for Revenue Quebec to be allowed to divulge information to QIDC) and "Autorisation d'echange des renseignements avec Revenu Canada" (*Authorization to Exchange Information with Revenue Canada - a document required by federal law for Revenue Canada to be allowed to divulge information to QIDC).

      Once the fundamental conditions indicated in the Letter of Offer will have been completed, QIDC will be able to issue to the lender a guarantee certificate permitting the disbursement of an amount serving the finance the refundable tax credits estimated for the fiscal year ending June 30, 1997.

      For subsequent disbursements, you will find attached a form entitled "Demande de mise en vigueur de la garantie" (*Request to Give Effect to the Guarantee) which you should complete at the end of each financial year which is subject to the present offer. Once this form will have been received, QIDC will be able to issue a guarantee certificate to the lender permitting the disbursement of the balance of the loan permitting the financing of the tax credits for the year ending June 30, 1997 plus a portion of the loan serving to finance the refundable tax credits estimated for the financial year ending June 30, 1998.

      Please note that the disbursements of the loan cannot exceed 75% of the amount of the refundable tax credits. To this effect, the lender should have obtained a declaration by your company confirming the amount of scientific research and experimental development expenses and the amount of the refundable tax credits earned in the course of the period preceding this request for disbursement.

      During the entire term of this guarantee, we ask you to pay particular attention to the commitments indicated in paragraphs 4.1.6 and 4.1.7 of the loan guarantee offer.

      If more information is required, we would ask you to contact the undersigned.

      Nous vous prions d'accepter, Monsieur, nos meilleurs salutations (*standard closing sentence in French formal business correspondence for which there is no equivalent in English and which has no effect on the content of the letter or on its attachments)

                                   Helene Payette
                                   Portfolio Director


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

                                   Technology Directorate

c.c. Bank of Montreal, 3300 Cote Vertu, St-Laurent, Quebec H4R 2B7


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

Letter of Offer of a Loan Guarantee dated January 16, 1998 from the Societe de Developpement Industriel du Quebec, known in English (but no longer used) as the Quebec Industrial Development Society (QIDC), a corporation wholly-owned by the Government of Quebec.

(Hereinafter, the Societe de developpement industriel du Quebec will be referred to as QIDC)

                            OFFER OF A LOAN GUARANTEE

File 49067

BY: QIDC, legal person, duly incorporated under the law of the Societe de developpement industriel du Quebec (L.R.Q., c S-11.01), having its head office at 1126 St-Louis Road, Sillery, Quebec, G1S 1E5, and having a place of business at 770 Sherbrooke Street West, Montreal, Quebec, H3A 1G1, hereinafter referred to as S.D.I. (*QIDC)

TO: 3143619 Canada Inc., legal person, duly incorporated, having its principal place of business at 740 St. Maurice, Suite 201, Montreal, Quebec, H3C 1L5, hereinafter referred to as "the Enterprise" (* the Company)

1.    LOAN GUARANTEE

      1.1 QIDC offers to the company a guarantee, hereinafter referred to as the "Guarantee", in the form of a security bond equal to 80% of the net loss on a loan, to a maximum amount of $937,000 (*Canadian), hereinafter referred to as the "Loan", approved by the Bank of Montreal, hereinafter referred to as the "Lender", to the Company. The Loan serves specifically to finance refundable tax credits for scientific research and experimental development, as estimated by QIDC, relative to the fiscal years of the Company ending June 30, 1997 and June 30, 1998, hereinafter referred to as the "Tax Credits".

      1.2 For purposes of the Guarantee, the net loss is defined as being the sum of interest and capital of the Loan which are the object of a guarantee certificate according to Article 3 of the present (*offer), due and unpaid as of the date of the calling of the loan, plus accumulated interest for a maximum period of three (3) months from the date of the calling of the Loan, after deducting the net proceeds of security offered as guarantee of the repayment of the Loan, it being understood, however, that the accumulated interest as of and since the calling of the Loan can never exceed, in the calculation of the net loss, ten per cent (10%) of the balance of capital of the Loan at the time it was called.

2.    DURATION OF THE GUARANTEE


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

      The Guarantee will become null and void between the Company and QIDC, the latter being thus liberated from its obligations toward the Company with respect to the Guarantee, as of the earliest of the following dates:

      2.1   June 30, 2000

      2.2 the date of total repayment of the Loan (including interest and all accessory charges)

3.    COMMITMENTS ESSENTIAL TO PUT THE GUARANTEE INTO EFFECT

      3.1   Before putting the Guarantee into effect:

            3.1.1 The Lender must have received from QIDC a loan guarantee certificate, which will be delivered once the conditions stipulated in sub-paragraphs 3.1.2 and following will have been met to the satisfaction of QIDC; this guarantee certificate will permit the Lender to disburse an amount representing up to 80% of the portion of the Loan serving to finance the refundable tax credits estimated for the first financial year covered by the present offer.

            3.1.2 The Company must have delivered to the Lender all security required by the Lender for purposes of guaranteeing the repayment of the amounts or obligations which are due to or which might become due to the Lender by virtue of the Loan and appearing in the "Declaration of the Lender", which is an integral part of the "Request for Guarantee".

            3.1.3 The Company must have signed a loan agreement with the Lender containing notably:

                  3.1.3.1 An article to the effect that maximum amount of the loan is $937,000 (*Canadian)

                  3.1.3.2 An article to the effect that the first disbursement of the Loan (and all subsequent disbursements, as the case may be) must definitely be used by the Company for the payment of Deductions at Source due and payable at the date of the first disbursement of the Loan.

                  3.1.3.3 An article to the effect that, as of January 1, 1998, the payroll service of the Lender, or any other recognized


                                                                             480

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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

                            payroll service within this field, will prepare the payroll of the Company.

                  3.1.3.4 Articles to the effect that the Company must reimburse the Lender that part of the Loan relative to the Tax Credits at the earliest of the following dates:

                            3.1.3.1.1 the date of filing of its Declaration of Revenue (*Tax Returns) if there is, at that moment, an offset against tax credits receivable of income taxes payable.

                            3.1.3.1.2 the date on which the Company was supposed to file its Tax Returns if such filing had not effectively been undertaken.

                            3.1.3.1.3 the date of receipt of a refund from competent authorities respecting Tax Credits

                            3.1.3.1.4 the thirtieth (30th) day preceding the expiry date of the Guarantee.

                  3.1.3.5 An article to the effect that the Company commits itself to apply any cheque or any amount received with respect to Tax Credits uniquely to the reduction of the balance of the Loan, in default of which, the Loan will become payable by the Company within ten (10) days following such a default.

                  3.1.3.6 An article to the effect that the Loan will become payable by the Company within ten (10) days of any default or non-respect by the Company of its commitments or obligations with respect to the present offer or any amendment thereto, as the case may be.

                  3.1.3.7 An article to the effect that the disbursements of the Loan will not exceed 75% of the amount of the refundable tax credits; to this effect, the Lender must obtain from the Company, prior to each disbursement of the Loan, a declaration confirming to the Lender the amount of scientific research and experimental development expenses as well as the amount of refundable tax credits


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.


                            earned in the course of the period preceding the request for disbursement.

                  3.1.3.8 An article to the effect that a capital investment, either in the form of share capital or interest-free subordinated debt, in the Canadian dollar equivalent as of the date of such capital investment to US$503,000, be put into the Company, this being understood that this capital investment will be at least $700,000 Canadian.

      3.2   Prior to each subsequent putting into effect of the Guarantee

            3.2.1 The Company must transmit a "Demande de mise en vigueur de la garantie" (*Request to Give Effect to the Guarantee) using the form prescribed for this purpose, accompanied by an Accountant's Report respecting the scientific research and experimental development expenses prepared by the Company's external auditors, or any other justification document acceptable to QIDC, attesting to the amount of scientific research and experimental development expenses incurred for each of the fiscal years of the Company covered by the present offer.

                  To the extent that QIDC is satisfied with the documents referred to in 3.2.1, QIDC will issue in favour of the Lender a guarantee certificate permitting the Lender to disburse the balance of the Loan serving to finance the refundable tax credits for the financial year concerned and, at the discretion of QIDC, an amount representing up to 80% of the Loan serving to finance the refundable tax credits for the following fiscal year, as the case may be.

4.    OBLIGATIONS OF THE COMPANY

      4.1 From the date of acceptance of the present offer, and for the entire duration of the Guarantee and until complete payment of any sum which could become due to QIDC by the Company by virtue of the present or by virtue of any guarantee certificate, the Company commits itself to:

            4.1.1 provide audited annual financial statements within ninety (90)
                  days of the end of the fiscal year, provide equally, upon request, its semi-annual financial statements, the financial statements of its subsidiaries and, as the case may be, its consolidated financial statements or any other financial statement required by QIDC, and this within the time delays prescribed by QIDC;


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

            4.1.2 transact on a commercial basis and at arm's length in its commercial dealings with all persons;

            4.1.3 to not provide loans or advances or any other form of financial assistance to associated companies, within the meaning of the Income Tax Act, nor to provide them with investments, guarantees, nor effect with them transactions outside of the normal course of business;

            4.1.4 to neither liquidate nor dissolve itself without the prior written consent of QIDC;

            4.1.5 to inform QIDC and the Lender as received of any refund of Tax
                  Credits or as of when the Company will have become aware of any compensation at source through the initiative of Revenue Canada or Revenue Quebec or of any compensation through the initiative of the Company;

            4.1.6 to put into place and maintain an accounting system permitting the identification by project of scientific research and experimental development expenses;

            4.1.7 to maintain a document system respecting scientific research and experimental development projects and activities acceptable to the fiscal authorities.

            4.1.8 to provide to QIDC, upon written request by QIDC, and within the time delays prescribed for such requests, any information and any document which QIDC would judge useful and pertinent to the application of the Guarantee, to the Tax Credits and to the Reglement sur le Programme d'aide au financement des entreprises (*Assistance Program for Financing of Enterprises Regulation);

            4.1.9 to provide to QIDC, as filed or as received, all tax returns, all Notices of Assessment as well as all correspondence related to refundable tax credits contemplated by the present offer.

5.    EVENTS OF DEFAULT

      5.1 Notwithstanding any disposition to the contrary contained in the present offer and even if the conditions have been respected, QIDC reserves the right to annul any part of the Guarantee not put into effect or to defer the putting into effect (*of the Guarantee), at its discretion, and the Company commits itself to


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

            reimburse upon demand the Loan plus interest, fees and accessory costs in the following cases which constitute events of default.

            5.1.1 if the Company, without having obtained the prior written consent of QIDC, moves a substantial portion of its assets outside of Quebec;

            5.1.2 if the Company cedes its assets, is put under trusteeship under the terms of the Bankruptcy and Insolvency Act (L.R.C.(1985), Chapter B-3), makes a proposal to its creditors or commits an act of bankruptcy under the terms of the said law, or if the Company is under order to liquidate its assets under the terms of the Law respecting the Dissolution of Companies (L.R.Q., Chapter 14), or any other law to the same effect, or if the Company is insolvent or on the point of becoming insolvent or if the Company does not maintain its legal existence or if the financial situation deteriorates to the point of jeopardizing the survival of the Company.

            5.1.3 if the Company avails itself of the dispositions of the law facilitating certain transactions between the Company and its creditors. (L.R.C. (1985) Chapter c-36) (similar to US Chapter 11 - reorganization)

            5.1.4 if the Company loses 40% of its qualification for refundable tax credits with respect to salary costs by virtue of the Income tax Act, or its qualification for refundable tax credits respecting scientific research and experimental development tax credits by virtue of the Income Tax Actor in respect to the Reglement sur le Programme d'aide au financement des entreprises (*Assistance Program for Financing of Enterprises Regulation);

            5.1.5 if there is a change in control of the Company, not previously authorized by QIDC, a "de facto" change of control of the company, or a change in the nature of its operations;

                  It is to be understood with respect to control, the holding of a number of voting shares sufficient to elect a majority of the Directors of the Company. It is to be understood by "de facto" control, the holding of such shares (*voting) by one or more physical persons giving the control through the intermediary of one or more legal persons to one or the other of the shareholders of the Company.

            5.1.6 if there is an interruption of business affairs or a liquidation of the Company's assets;


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

            5.1.7 if, at any time, the Company is party to litigation or to judicial procedures before a court of justice or a tribunal, a commission or government agency, or with Revenue Canada or Revenue Quebec, without having revealed these matters to QIDC;

            5.1.8 in case of fraud, false declarations or falsification of documents submitted to QIDC or to the Lender, by the company or its representatives;

            5.1.9 if the Company defaults in fulfilling any of the conditions and clauses of the present offer, of the Loan Agreement between the Company and the Lender, of any other document accessory to the Loan and any amendment of these, as the case may be.

      5.2 Notwithstanding any disposition to the contrary contained in the present offer, and even if the conditions have been respected, QIDC reserves the right to annul any unissued part of the loan guarantee or to defer its putting into effect, at its sole discretion, in the following cases:

            5.2.1 if the Company hasn't presented to QIDC any requests for disbursement of the Loan, supported by justifying documents required by QIDC within six (6) months of the date of acceptance of the present offer;

            5.2.2 if, in the opinion of QIDC, there has been an important unfavourable change in the financial situation of the Company.

6     GENERAL TERMS AND CONDITIONS

      6.1 This contract will be governed by the laws of Quebec and, in case of dispute, only the courts of Quebec will have jurisdiction. In addition, this offer is subject to the application of the terms and conditions enunciated in the Law respecting the Societe de developpement industriel du Quebec (*QIDC) and its regulations.

      6.2 By its acceptance of the present offer, the Company declares that all information conveyed to QIDC or to the Lender which gave rise to the present offer is exact, complete and true.

      6.3 The Company cannot cede or transfer the rights conferred upon it under the terms of the present offer without the prior written consent of QIDC.

      6.4 By accepting this offer, the Company consents that a public announcement be made by QIDC, communicating the following information: the name and


                                                                             485
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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

            address of the Company, the nature of the Company and the amount of the Guarantee.

      6.5 If the Company wishes to officially announce a project related to the present offer, make public the financial intervention of QIDC, or proceed to an official opening, the Company must advise QIDC fifteen (15) days in advance, so as to permit QIDC to participate.

      6.6 The Company commits itself to pay all expenses related to the preparation, execution and registration, if applicable, of the documents required to give effect to the present offer and any amendments thereto.

      6.7 QIDC and its representatives can, without prior notice to the Company, enter the premises of the Company during normal business hours for purposes of conducting audits judged useful or necessary.

      6.8 For purposes of the present offer, all notices must be sent in writing by certified mail, registered mail or hand delivery. Notices originating from QIDC will be sent to the Head Office of the Company, to the attention of the authorized representative who will sign the present offer for and in the name of the Company. All notices originating from the Company or its shareholders will be sent to QIDC, at its Head Office, to the attention of the Secretary. All notices will be deemed to have been received the date of their delivery in the case of hand delivery, or the third working day following the date of mailing in the case of certified or registered mail.

7.    FEES

      The present offer is subject to the payment of Guarantee fees equal to 2% of the amount of the Loan, to wit $18,740 (*Canadian) as well as management fees, hereinafter called the Commitment Fee, of 1% of the amount of the Loan, to wit $9,370, and to the payment of the Federal Goods and Services Tax (*GST) ($655.90) and of the Quebec Sales Tax (*QST) ($651.68) applicable to the Commitment Fee. These Guarantee Fees and Commitment Fees, which must be remitted to QIDC upon acceptance of the present offer, will not be refundable under any circumstances, in whole or in part.

      The cashing of the Guarantee Fees or of the Commitment Fees does not confer any right on the Company and in no way obliges QIDC to put into effect all or any part of the Guarantee, these rights and obligations being only created to the extent that the terms and conditions indicated in the present offer are met.


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

      For information purposes, QIDC possesses the GST registration number R 107-442- 428 with respect to the federal government and the QST registration number 1013387857 TQ 0001 SS with respect to the Quebec government.

8.    GUARANTEES

      For purposes of the present offer intervene:

      Mr Terence Byrne
      489 Grosvenor
      Westmount, Quebec H3Y 2S5

      Mr. Ken Forbes
      2076 Sherbrooke West
      Montreal, Quebec H3H 1G5

      Mr. Louis Muro
      374 Oliver Street
      Westmount, Quebec H3Z 3C9

      stipulating at his time jointly and sevrally, hereinafter designated collectively as the Intervenors .

      The Intervenors declare that they are shareholders or Directors of the Company, that they have been made aware of the contents of the present offer, its terms, conditions and application, that they understand its implications and that they are satisfied.

      The Intervenors declare that it is to their advantage that the QIDC Loan Guarantee be conferred upon the Company.

      The Company and the Intervenors declare that the Intervenors are shareholders of the Company or that they maintain close and continuous business relations with the Company.

      The Intervenors, as joint and sevral guarantors, hereby guarantee to QIDC, the repayment of all sums which QIDC might have to pay to the Lender under the terms of the guarantee in the event of the non-respect by the Company of its obligations to provide to QIDC, as produced or as received, all tax filings, Notices of Assessment, as well as any correspondence related to Tax Credits, or its obligation to apply any cheque or amount received as Tax Credits to the reduction of the balance of the Loan.

      The Intervenors, as joint and sevral guarantors, hereby guarantee to QIDC the repayment of any sum which QIDC might have paid to the Lender under the terms of


                                                                             487
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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

      the Loan Guarantee, up to the amount of any portion of Tax Credits refunded or credited which might have been withheld by the federal and provincial governments against payment of obligations by the Company to those governments. (*offsets...substantial rewording required to translate the meaning of the paragraph from French into English)

      The Intervenors will be considered and will find themselves in the same situation as the Company, and they expressly renounce all requests for payment, claims, protests and notices of same as well as all notices of default and they also renounce any benefits of division and discussion.

      Notwithstanding Article 2363 of the Quebec Civil Code, the Intervenors respectively agree that their above-mentioned obligations toward QIDC will continue beyond the term of their functions within the Company, unless they each substitute, following their mandate (*translated in terms of meaning rather than words insofar as there is no easy English equivalent of the sentence and grammatical structure), a successor acceptable to QIDC.

SOCIETE DE DEVELOPPEMENT INDUSTRIEL DU QUEBEC

By:   Original signature                            Date    98-01-16
----------------------------
        Daniel Vincent
      Technology Director

                            ACCEPTANCE BY THE COMPANY

After having become knowledgable of the terms and conditions of the present offer, we accept the present offer of a loan guarantee and we attach a cheque in the amount of $29,417.58(*Cdn) in payment of the Guarantee Fees ($18,740) the Commitment Fees ($9,370) and the GST ($655.90) and QST ($651.68)

3143619 CANADA INC.


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Certain  annotations  and  explanations  may have been  added by  management  to enhance clarity. See asterisks for such additions. Some punctuation may have been modified in recognition of certain differences between French and English grammar.

By: _____________________________                             Date _____________

  Terence C. Byrne (handwritten)
----------------------------------
   Name of authorized signatory


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enhance  clarity.  See asterisks for such additions.  Some  punctuation may have been modified in recognition of certain differences between French and English grammar.

GUARANTEES

After having read the present offer of a Loan Guarantee, its terms and conditions, the Intervenors declare in understanding its implications, that they are satisfied and consent to their respective personal commitment enunciated in
Article 8.

    /s/ Terence C. Byrne                      Date  19 Jan. 1998
----------------------------
      Terence C. Byrne

____________________________                  Date  ____________________________

         Ken Forbes

       /s/ Louis Muro                         Date  19 Jan 1998
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         Louis Muro


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